PROSPECTUS Dated June 11, 2002                       Pricing Supplement No. 2 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 11, 2002                                          Dated June 12, 2002
                                                                  Rule 424(b)(3)



                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                        -------------------------------


     We, Morgan Stanley Dean Witter & Co., have the option to redeem these notes in whole, but not in part, prior to the maturity date. We may redeem the notes on any June 26 or December 26, beginning June 26, 2004, upon not less than 15 nor more than 20 calendar days notice. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Fixed Rate Notes," subject to and as modified by the provisions described below.

     We will pay interest semi-annually, beginning December 26, 2002. Interest will accrue at the rate of 4.5% on the $1,000 principal amount of each note from and including June 26, 2002, the original issue date, to but excluding June 26, 2004, and at the rate of 7.0% on the $1,000 principal amount of each note from and including June 26, 2004 to but excluding the maturity date, or any earlier redemption date.

Principal Amount:                  $15,000,000

Maturity Date:                     June 26, 2017

Settlement Date
  (Original Issue Date):           June 26, 2002

Interest Accrual Date:             June 26, 2002

Issue Price:                       100%

Interest Payment Dates:            Each June 26 and December 26, beginning
                                   December 26, 2002

Interest Payment Period:           Semi-annually

Interest Rate:                     4.5% per annum from and including the
                                   original issue date to but excluding
                                   June 26, 2004

                                   7.0% per annum from and including
                                   June 26, 2004 to but excluding the maturity date or any earlier redemption date

Redemption Percentage:             100%

Redemption Dates:                  Redeemable in whole, but not in part,
                                   at our option on any June 26 or
                                   December 26, beginning
                                   December 26, 2004

Redemption Notice Period:          At least 15 but not more than 20 calendar
                                   days prior to the redemption date

Annual Redemption Percentage
  Reduction:                       N/A

Book-Entry Note or
  Certificated Note:               Book-entry note

Senior Note or
  Subordinated Note:               Senior note

Agent:                             Morgan Stanley & Co. Incorporated

Minimum Denomination:              $1,000

Specified Currency:                U.S. dollars

Business Day:                      New York

CUSIP:                             61745ERY9

Other Provisions:                  See "United States Federal Income Taxation"
                                   below

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

United States Federal Income Taxation   The following discussion supplements the
                                        discussion in the section of the
                                        accompanying prospectus supplement
                                        under the caption "United States
                                        Federal Taxation" and is subject to all
                                        the limitations and qualifications set
                                        forth therein including, but not
                                        limited to, the qualifications and
                                        limitations set forth in the first
                                        paragraph therein.

                                        Payments of Interest on the Notes.
                                        Under applicable Treasury regulations,
                                        solely for purposes of determining the
                                        yield and maturity of the notes, we
                                        will be deemed to redeem the notes on
                                        June 26, 2004. If we do not, in fact,
                                        redeem the notes on June 26, 2004, the
                                        notes will be treated, solely for
                                        purposes of determining the yield and
                                        maturity of the notes, as retired and
                                        then reissued for an amount equal to
                                        the issue price of the notes.
                                        Accordingly, the notes are not
                                        "Discount Notes" (as defined in the
                                        section of the accompanying prospectus
                                        supplement under the caption "United
                                        States Federal Taxation--Notes"), and
                                        all interest paid on the notes will be
                                        taxable to United States holders as
                                        described in the accompanying
                                        prospectus supplement under the caption
                                        "United States Federal Taxation--
                                        Notes--Payments of Interest on the
                                        Notes."


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